Exhibit 99.1

FLOWERS FOODS AND TASTY BAKING COMPANY
ANNOUNCE ALL CASH MERGER AGREEMENT
Tastykake will strengthen Flowers’ snack cake business and geographic reach

THOMASVILLE, GA and PHILADELPHIA, PA; April 11, 2011 – Flowers Foods (NYSE: FLO) ("Flowers") and Tasty Baking Company (NasdaqGM: TSTY) ("Tasty") today announced a definitive merger agreement whereby Flowers will acquire all of the outstanding shares of Tasty common stock for $4.00 per share in cash for a total purchase price of approximately $165 million, including Tasty’s existing indebtedness.
The transaction is expected to:

•	Strengthen Flowers’ snack cake business through the addition of the iconic Tastykake snack cake brand;
•	Expand Flowers’ geographic reach, immediately adding more than 24 million consumers who are contiguous with Flowers’ current footprint;
•	Add two highly efficient bakeries with additional capacity to support growth;
•	Generate significant operating synergies through additional revenue and cost-saving opportunities;
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Add approximately $115 million to $125 million to Flowers’ 2011 sales, contribute approximately $10 million to $12 million to Flowers’ 2011 EBITDA, and be neutral to slightly accretive to 2011 earnings per share, excluding one-time costs of the transaction; and

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Contribute approximately $210 million to $225 million to Flowers’ 2012 sales, contribute approximately $25 million to $30 million to 2012 EBITDA, and contribute approximately $.06 to $.09 per diluted share.

Under the terms of the agreement, Flowers will commence a tender offer to acquire all of the outstanding shares of Tasty common stock for $4.00 per share in cash. The transaction is expected to close during the second quarter of 2011 and is subject to customary closing conditions and approvals, as well as a majority of the outstanding shares of Tasty common stock being validly tendered and not withdrawn in the tender offer.  The agreement has been unanimously approved by the Boards of Directors of both companies. Flowers intends to fund the transaction through cash-on-hand and credit facilities. There is no financing condition to the offer. Upon completion of the transaction, Tasty will become part of Flowers’ direct-store-delivery segment.

"We are very pleased with the addition of Tasty to Flowers," said George E. Deese, Flowers Foods’ Chairman and CEO. "Tasty brings a talented, committed team of employees, two highly efficient bakeries, the iconic Tastykake brand, a solid sales base, and an effective distribution system. The merger will expand Flowers’ geographic reach and bring new consumers, new customers, and new opportunities for further growth. It will provide the opportunity to add Tastykake products to Flowers’ existing direct-store-delivery network. With the addition of Tasty, our snack cake business will be significantly enhanced and we will have a new platform to grow our Nature’s Own brand as we make other acquisitions that add needed production capacity for breads, buns, and rolls.

“Tasty and Flowers have a similar heritage and share the same core values of integrity, service, quality, and commitment,” Deese continued. “We are delighted to welcome Tasty’s 740 dedicated employees and 413 independent sales distributors to the Flowers Foods family. Our plans are to invest in the combined business for sustainable and profitable growth, and they will be an important part of Flowers’ ongoing success."

Charles P. Pizzi, Tasty’s President and CEO, said, "This merger with Flowers will create value for Tasty's shareholders, employees, and the Philadelphia community. It will provide immediate cash value to our stockholders at an attractive premium over the current trading value. We believe the combination of Tasty with Flowers will create a company with long-term advantages for our employees, customers, suppliers, independent sales distributors, and other constituents. Flowers also shares Tasty’s commitment to the communities in which it operates. We have a deep respect for Flowers’ approach to managing its business and employees, and we look forward to working closely with the Flowers team to complete the merger as quickly as possible and to ensure a smooth transition."

Expected Benefits of the Flowers and Tasty Combination
The combination of Flowers and Tasty leverages their complementary product offerings and market strengths and unites two companies with rich traditions of delivering quality and value to their customers and consumers. This combination is expected to result in:

•	Creation of a larger business with a complementary portfolio of high-quality branded and store-brand bakery products;

•	A deeper penetration of the snack cake category, which should strengthen customer relationships over a broader geography;

•	The ability to grow the Tastykake brand in its current markets and provide new opportunities for Tastykake’s independent sales distributors;

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The opportunity to expand distribution of the Tastykake brand through the majority of Flowers’ 4,000 independent distributors, whose existing territories have access to 53 percent of the U.S. population;

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The addition of two highly efficient bakeries strategically located in the heart of the Northeast corridor.  The available snack cake capacity in these state-of-the-art facilities provides a platform for further profitable growth;

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The immediate addition of approximately 24 million consumers who are contiguous to Flowers Foods’ existing geographic footprint, which will increase Flowers’ market access to about 61 percent of the U.S. population through its direct-store-delivery systems;

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The potential to expand the reach of Flowers’ Nature's Own brand through Tasty’s marketing areas as Flowers continues to expand and acquire additional production capacity for bread, buns and rolls; and

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A strong, combined financial profile, with an anticipated sales contribution from the transaction of $115 million to $125 million for 2011, contributing approximately $10 million to $12 million to EBITDA with the effect on 2011 earnings per share expected to be neutral to slightly accretive, excluding any one-time expenses.  In 2012, we anticipate Tasty to contribute approximately $210 million to $225 million to sales with an expected $25 million to $30 million EBITDA contribution and anticipate the transaction to be accretive approximately $.06 to $.09 per diluted share.

“We take a very deliberate approach to selecting acquisitions, focusing on strong brands and premium products that extend our capabilities and geographic reach.  We believe Tasty is highly consistent with our acquisition strategy and also offers substantial synergy potential that we expect will generate a strong financial return for our shareholders,” said Deese.

Flowers has experience integrating acquisitions, having completed more than 100 acquisitions since listing publicly in 1968, including 11 in the past decade. Upon the completion of the tender offer and subsequent merger, Flowers and Tasty will work closely to achieve a successful integration and to realize the benefits of the transaction.

About Flowers Foods

Founded in 1919 and headquartered in Thomasville, Ga., Flowers Foods, with $2.6 billion in annual sales, is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature's Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley's. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com.

About Tasty Baking Company

Tasty Baking Company (NasdaqGM: TSTY ), founded in 1914 and headquartered in Philadelphia, Pa., is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts.  The company has manufacturing facilities in Philadelphia and Oxford, Pa. The company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com.

Important Information about the Tender Offer

This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of Tasty. Flowers has not commenced the tender offer for the shares of Tasty common stock described in this press release. The solicitation and offer to purchase shares of Tasty common stock will only be made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents.

Upon commencement of the tender offer, Flowers will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. In addition, Tasty will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents will contain important information, including the terms and conditions of the tender offer. Shareholders of Tasty are urged to read each of these documents and any amendments to these documents carefully when they are available prior to making any decisions with respect to the tender offer.

Tasty shareholders will be able to obtain free copies of these materials (when available) and other documents filed with the SEC by Flowers or Tasty through the web site maintained by the SEC at www.sec.gov. In addition, Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents may be obtained (when available) for free by contacting Flowers at 1919 Flowers Circle, Thomasville, GA 31757 and the Schedule 14D-9 may be obtained (when available) for free by contacting Tasty at Navy Yard Corporate Center, Three Crescent Drive, Suite 200, Philadelphia, PA  19112.

Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customers’ businesses, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, and (h) our ability to successfully consummate the merger transaction. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

Investor Contacts:	Marta J. Turner, Flowers Foods (229) 227-2348
Paul Ridder, Tasty Baking Company (215) 221-8727
Media Contacts:	Mary A. Krier, Flowers Foods (229) 227-2333
Timothy Spreitzer, Tierney (215) 790-4417